March 23, 2007

CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX 77002

Re:	Preliminary Prospectus Supplement, dated March 27, 2007, to the Prospectus dated April 10, 2006, included in Registration Statement No. 333-133187 of Continental Airlines, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of March 15, 2007 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering— The Appraisals Are Only Estimates of Aircraft Value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

/s/ Fred Bearden
Name: Fred Bearden Title: CEO

Headquarters: 26072 Merit Circle, Suite 123, Laguna Hills, CA 92653
TEL: 949-582-8888 FAX: 949-582-8887 E-MAIL: mail@AISI.aero